Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Trustees of the
  BOWNE 401(k) SAVINGS PLAN:
     We consent to the incorporation by reference in the Registration Statements (Nos. 333-102046 and 033-35810) on Form S-8 of Bowne & Co., Inc. of our report dated June 28, 2007 relating to the statements of net assets available for benefits of the Bowne 401(k) Savings Plan as of December 31, 2006 and 2005, and the related statement of changes in net assets available for benefits for the year ended December 31, 2006, and the related supplemental Schedule H, line 4i – schedule of assets (held at end of year) as of December 31, 2006, which report appears in the December 31, 2006 annual report on Form 11-K of Bowne 401(k) Savings Plan.
/s/ KPMG LLP
New York, New York
June 28, 2007